Exhibit 10.7(a)

58 Marine Parade Drive, Suite 1005, Toronto, Ontario M8V 4G1

June 7, 2013

Att.: Sandra Elsley

Dear Sandra,

Please consider this letter as confirmation that as of today’s date, you will join Converted Carbon Technologies Corp “CCT” as an Officer. Your title will be Vice President Corporate Communications. You will receive $25,000 payable over a 12 month period. As well, you will receive 90,000 warrants to purchase CCT common shares. The warrants are at the issue price of new offering exercisable for three years from today’s date.

Your responsibilities will be to assist CCT in raising funds and preparing documentation. Upon request, you will attend investment meetings, follow up and communicate with investors. As well, you will assist with documentation preparation for Government funding applications.

Kind Regards;

Paul Ramsay

Converted Carbon Technologies Corp

58 Marine Parade Drive, Suite 1005

Toronto, Ontario M8V4G1

Accepted

Sandra Elsley